Exhibit 10(a)59








                          AMENDMENT AND RESTATEMENT OF
                                SOUTHERN COMPANY
                          PRODUCTIVITY IMPROVEMENT PLAN


                            EFFECTIVE JANUARY 1, 1997












                              TROUTMAN SANDERS LLP
                                NationsBank Plaza
                     600 Peachtree Street, N.E., Suite 5200
                             Atlanta, Georgia 30308
                                 (404) 885-3000








                                                                March 25, 1997

                                SOUTHERN COMPANY
                          PRODUCTIVITY IMPROVEMENT PLAN

                                    Purposes

         The purposes of the Southern Company Productivity Improvement Plan are to provide a financial incentive which will focus the efforts of participants on areas that will have a direct and significant influence on corporate performance and to provide the potential for levels of compensation that will enhance the Employing Companies' abilities to attract, retain and motivate key management employees. In order to achieve these objectives, the Plan will be based upon corporate performance.

         The amendment and restatement shall be effective as of January 1, 1997.


                                    ARTICLE I

                                   Definitions

         For purposes of the Plan, the following terms shall have the following meanings unless a different meaning is plainly required by the context:

         1.1 "Annual Salary" shall mean base salary or wages paid to a Participant before deductions for taxes, social security, etc., including all amounts contributed by an Employing Company to The Southern Electric System Flexible Benefits Plan or The Southern Company Flexible Benefits Plan on behalf of a Participant, amounts contributed by any Employing Company to The Southern Company Employee Savings Plan as Elective Employer Contributions, as said term is defined in Section 4.1 therein, pursuant to the Participant's exercise of his deferral option made in accordance with Section 401(k) of the Internal Revenue Code, and amounts contributed to the Deferred Compensation Plan for The Southern Company, but excluding all awards under The Southern Company Performance Pay Plan and the Southern Company Productivity Improvement Plan, overtime pay, shift differential and substitution pay.

         1.2 "Average Common Equity" shall mean the total average common equity of Alabama Power Company, Georgia Power Company, Gulf Power Company, Mississippi Power Company, Savannah Electric and Power Company, Southern Nuclear Operating Company and Southern Company Services, Inc.

         1.3 "Average Return on Common Equity" for a Computation Period shall mean the result obtained by (a) dividing Core Net Income by Average Common Equity for each year in the Computation Period, (b) adding the result, and (c) dividing the sum by the number of years in the Computation Period.

         1.4 "Award" shall mean the award opportunity multiplied by the performance unit value determined under Section 3.2 of the Plan.

         1.5 "Award Opportunity" shall mean the target award opportunity determined under Section 3.1 of the Plan.

         1.6 "Award Percentage" shall mean the award percentage set forth on Exhibit B hereto. Such Exhibit may be modified from time to time by the Committee to reflect changes in Exhibit C hereto.

         1.7 "Board of Directors" shall mean the Board of Directors of Southern Company Services, Inc.

         1.8 "Chief Executive Officer" shall mean the individual designated as such by the Board of Directors of an Employing Company and of Southern Company.

         1.9 "Committee" shall mean the individuals then serving in the positions of Director, System Compensation and Benefits of Southern Company; Vice President, Human Resources of Southern Company; and Comptroller of Southern Company or any other position or positions that succeed to the duties of the foregoing positions.

         1.10 "Common Stock" shall mean the common stock of Southern Company.

         1.11 "Computation Period" shall mean a four-year period commencing on the first day of the initial year of participation and thereafter it shall mean a four-year period commencing the first day of January each year.

         1.12 "Core Business" shall mean the operations of Alabama Power Company, Georgia Power Company, Gulf Power Company, Mississippi Power Company, Savannah Electric and Power Company, Southern Nuclear Operating Company and the operations of Southern Company Services, Inc. with respect to such companies.

         1.13 "Core Net Income" shall mean the combined net income (or net loss) of Alabama Power Company, Georgia Power Company, Gulf Power Company, Mississippi Power Company, Savannah Electric and Power Company and The Southern Company "corporate", provided, that the net income (or net loss) of The Southern Company "corporate" shall be adjusted by eliminating interest expense not attributable to Core Business and one-half of The Southern Company's "corporate" administration and general expenses.

         1.14 "Employee" shall mean any person who is currently employed by an Employing Company but shall not include any individual who is eligible to participate in the Southern Company Executive Productivity Improvement Plan or any person who is eligible to participate in any incentive compensation program maintained by an Employing Company that specifically provides that an eligible employee under such program shall not be entitled to also receive Awards under this Plan.

         1.15 "Employing Company" shall mean Southern Company Services, Inc., or any affiliate or subsidiary (direct or indirect) of Southern Company, which the Board of Directors may from time to time determine to bring under the Plan and which shall adopt the Plan, and any successor of any of them.

         1.16 "Grade Level" shall mean the evaluation assigned under the job evaluation system as of January 1 of each calendar year.

         1.17 "Grade Level Value" shall mean the assigned dollar value within the Annual Salary range for a Grade Level in a Computation Period, upon which Awards are based.

         1.18 "Non-Adopting Company" shall mean any subsidiary or affiliate of Southern Company which is not an Employing Company.

         1.19 "Participant" shall mean all Employees described in Section 2.1 hereof.

         1.120 "Payment Date" shall mean the date the check evidencing the Award is endorsed by an authorized person of an Employing Company.

         1.21 "Peer Group Companies" shall mean the companies set forth on Exhibit C attached hereto and as may be revised from time to time by the Committee to reflect mergers, acquisitions, reorganizations, etc. of such companies.

         1.22 "Plan" shall mean the Southern Company Productivity Improvement Plan, as described herein or as from time to time amended.

         1.23 "Prior Plan" shall mean the Plan as amended and restated effective January 1, 1995.

         1.24     "Southern Company" shall mean The Southern Company.

         1.25 "Termination for Cause" or "Cause" shall mean the termination of a Participant's employment by an Employing Company under any of the following circumstances:

                  a. The Participant willfully neglects or refuses to discharge his or her duties to the Employing Company as an employee or refuses to comply with any lawful or reasonable instructions given to him or her by the Employing Company without reasonable excuse;

                  b. The Participant is guilty of gross misconduct. For purposes of this Plan, the following acts shall constitute gross misconduct:

                           i) any act involving fraud or dishonesty or breach of
                  appropriate regulations of competent authorities;

                           ii) the carrying out of any activity or the making of
                  any statement which would prejudice and/or reduce the good name and standing of Southern Company or an Employing Company or would bring Southern Company or an Employing Company any into contempt, ridicule or would reasonably shock or offend any community in which Southern Company or an Employing Company is located;

                           iii) attendance at work in a state of intoxication or
                  otherwise being found in possession at his or her workplace of any prohibited drug or substance, possession of which would amount to a criminal offense;

                           iv) assault or other act of violence against any
                  employee or other person during the course of the Participant's employment; and

                           v) conviction of any felony or misdemeanor involving
                  moral turpitude.


         Where the context requires, words in the masculine gender shall include the feminine and neuter genders, words in the singular shall include the plural, and words in the plural shall include the singular.


                                   ARTICLE II

                                  Participants

         2.1 The Participants in the Plan shall be limited to those Employees of an Employing Company who occupy Grade Level 7 and higher as of January 1 of any Computation Period, as well as any other Employee who occupies a grade recommended for inclusion in the Plan by the Chief Executive Officer of an Employing Company with the concurrence of the Chief Executive Officer of the Southern Company, on January 1 of each calendar year; provided, however, that any additional Employees who are recommended for inclusion in the Plan by the Chief Executive Officer of an Employing Company with the concurrence of the Chief Executive Officer of Southern Company shall be identified by Grade Level Value and/or title in an exhibit to the Plan each January 1.

         2.2 Any Participant who vacates an eligible Grade Level prior to the close of a Computation Period and who is not immediately re-employed with a subsidiary or an affiliate of Southern Company in an eligible Grade Level shall forfeit any Award for any Computation Periods that have not closed as of the date the Participant vacates such eligible Grade Level.

         2.3 If a Participant's employment is terminated by reason of death, disability or retirement, such Participant or his or her estate shall be eligible to receive an Award for the Computation Period ending in the year of such death, disability or retirement. For purposes of this Plan, the date of disability or retirement shall be the last day of active service by the Participant and shall not mean any date subsequent to such last date of active service which is deemed to be a retirement or disability date under the terms of any pension, severance, retirement or disability plan or arrangement. Any Participant who terminates employment for any other reason shall receive only any unpaid Award for a completed Computation Period and shall not be eligible to receive an Award for the Computation Period ending in the year of such termination of employment, provided, however, that any Participant who's employment is Terminated for Cause shall forfeit any and all unpaid Awards as of the date of termination.

         2.4 Notwithstanding the provisions of Section 2.3 above, in the case of an individual transferring from an Employing Company to a Non-Adopting Employer any Award paid for any Computation Period not yet closed as of the date of a Participant's transfer shall be paid to the Participant by the Employing Company from which the Participant is transferring on the following basis:

                  (i) 100% of the Award for the Computation Period ending in the year of transfer;

                  (ii) 75% of the Award for the Computation Period ending in the first year following the year of transfer;

                  (iii) 50% of the Award for the Computation Period ending in the second year following the year of transfer; and

                  (iv) 25% of the Award for the Computation Period ending in the third year following the year of transfer.

Such transferring Participant shall receive no award for any Computation Period which has not begun on the date of the Participant's transfer or if Participant shall no longer be in an eligible Grade Level after such transfer.

         Any Awards payable under this Section 2.4 shall be based on the Grade Level at the time of transfer.

         2.5 In the case of an individual transferring from a Non-Adopting Employer to an Employing Company whose Grade Level and length of service at the Non-Adopting Employer would have caused the Employee to have been a Participant in the Plan if the Non-Adopting Employer were an Employing Company and whose Grade Level after the transfer would enable the Employee to participate in the Plan, such individual shall be deemed to have been employed by an Employing Company while employed with the Non-Adopting Employer and shall, for any Computation Period ending after such transfer, be deemed a Participant in the plan as if the Non-Adopting Employer was an Employing Company.

         Any Awards payable under this Section 2.5 shall be based on the Grade Levels at the Employing Company.

         2.6 The administration of Awards for Participants who are promoted or transferred from one Grade Level included in the Plan to another Grade Level included in the Plan shall be based on the Participant's Grade Level Value on the first day of the Computation Period for which an Award is being granted.

         2.7 Any individual who initially became a Participant in the Plan as of January 1, 1995 shall be considered to have been participating in the Plan as of January 1, 1993 for purposes of determining benefits payable for any Computation Period that began or begins on or after January 1, 1993 and such Participant will therefore be eligible for an Award equal to seventy-five percent (75%) of the Award Opportunity for the Computation Period ending December 31, 1995.

         2.8 In the case of an individual who becomes a Participant subsequent to January 1, 1995, said Participant will participate in each Computation Period which ends not less than two (2) years after becoming a Participant.


                                   ARTICLE III

                      Corporate Financial Performance Award

         3.1 The Award Opportunity for each Participant shall be based upon his Grade Level(s) and shall range from fifteen percent (15%) to sixty-five percent (65%) of the Grade Level Value held by the Participant at the beginning of any Computation Period. The Award Opportunity for each Grade Level held by a Participant shall be determined in accordance with the chart set forth in Exhibit A herein. Such Exhibit A shall be modified from time to time by the Committee to reflect any changes in Exhibit C hereto.

         3.2 Each Award Opportunity shall be multiplied by the Award Percentage set forth in Exhibit B herein, which is based on Southern Company's Average Return on Common Equity ranking during a Computation Period as compared to the average return on common equity ranking of the Peer Group Companies to determine a Participant's Award. The return on common equity of Southern Company Peer Group Companies shall be determined annually by an independent certified public accountant based on generally accepted accounting principles and shall be properly adjusted and annualized by such accountant so that each Peer Group Company return on common equity may be accurately compared to that of Southern Company. The average return on common equity for each Peer Group Company for a Computation Period under this Section 3.2 shall be determined by (a) calculating the average return on common equity for each company for each year in the Computation Period, (b) adding the average return on common equity calculations for each company all years in the Computation Period; and (c) dividing the total for each company by the number of years in the Computation Period.

         3.3 Notwithstanding the above provisions, an Award will not be granted for any Computation Period ending with the calendar year in which the current earnings of Southern Company are less than the amount necessary to fund the dividends on its Common Stock at the rate such dividends were paid for the immediately preceding calendar year.

         3.4 In the discretion of the Committee or the Board of Directors, the Award for one or more Computation Period(s) may be calculated without regard to any extraordinary item of income or expense incurred by Southern Company or any Employing Company, provided such determination is made prior to the close of the Computation Period.

         3.5 The Awards to the Participants will be paid in cash as soon as is practicable after all evaluations are completed. An Award payment may not be deferred under this Plan. In the event an Award was deferred under the Prior Plan, such deferral shall be governed by the terms of the Prior Plan.


                                   ARTICLE IV

                            Miscellaneous Provisions

         4.1 Neither the Participant, his beneficiary, nor his personal representative shall have any rights to commute, sell, assign, transfer or otherwise convey the right to receive any payments hereunder, which payments and the rights thereto are expressly declared to be nonassignable and nontransferable. Any attempt to assign or transfer the right to payments of this Plan shall be void and have no effect.

         4.2 The Employing Company shall not reserve or otherwise set aside funds for the payments of Awards deferred in accordance with the Prior Plan.

         4.3 The Plan may be amended, modified, or terminated by the Board of Directors in its sole discretion at any time and from time to time; provided, however, that no such amendment, modification, or termination shall impair any rights to payments which have been deferred under the Prior Plan prior to such amendment, modification, or termination.

         4.4 It is expressly understood and agreed that the Awards made in accordance with the Plan are in addition to any other benefits or compensation to which a Participant may be entitled or for which he may be eligible, whether funded or unfunded, by reason of his employment with the Employing Company.

         4.5 There shall be deducted from the payment of each Award under the Plan the amount of any tax required by any governmental authority to be withheld and paid over by the Employing Company to such governmental authority for the account of the person entitled to such distribution.

         4.6 Any Awards paid to a Participant while employed by an Employing Company shall not be considered in the calculation of the Participant's benefits under any other employee welfare or pension benefit plan maintained by an Employing Company, unless otherwise specifically provided therein.

         4.7 The Committee shall have the authority to interpret the provisions of this Plan and to develop such rules and regulations as are necessary to carry out the terms of the Plan. Any such interpretations, rules or regulations shall be binding upon all Participants.

         4.8 The Committee shall have the authority to delegate any of its duties and obligations hereunder and shall have the authority to engage such agents as it deems necessary to carry out its duties and obligations hereunder.

         4.9 This Plan, and all rights under it, shall be governed by and construed in accordance with the laws of the State of Georgia.

         IN WITNESS WHEREOF, Southern Company Services, Inc., through its duly authorized officers, hereby amends and restates Southern Company Productivity Improvement Plan as approved by the Board of Directors on February 17, 1997, to be effective January 1, 1997.

                                      SOUTHERN COMPANY SERVICES, INC.



                                      By:

                                      Its:
Attest:

By:

Its:
         [CORPORATE SEAL]

 .
                                SOUTHERN COMPANY

                          PRODUCTIVITY IMPROVEMENT PLAN

                                    EXHIBIT A


     Grade                            Target Award Opportunity
--------------                        ------------------------
1/1/95           6/1/95         Percentage of Grade Level Value
President/CEO                                  50/65%
29/30              (15)                          50%
27/28              (14)                          45%
25/26              (13)                          40%
23/24              (12)                          35%
21/22              (11)                          30%
19/20              (10)                          25%
17/18               (9)                          25%
15/16               (8)                          20%
13/14               (7)                          15%

                              The Southern Company

                          Productivity Improvement Plan

                                    Exhibit B

                            Award Percentage Schedule

                               Position Ranking
       Value of
Performance Unit        12-14             15-17          18-20
         ($)            Companies        Companies         Companies
         ---            ---------        ---------         ---------

         $2.00             Top              Top               Top
         1.80              1.0              1.0               1.0
         1.60              2.0              2.0               2.0
         1.40              2.5              3.0               3.0
         1.20              3.0              4.0               4.0
         1.00              4.0              4.5               5.0
         0.90              4.5              5.0               6.0
         0.80              5.0              6.0               7.0
         0.70              6.0              7.0               8.0
         0.60              6.5              8.0               9.0
         0.50              7.0              8.5               10.0
           0         Below 7.0        Below 8.5        Below  10

Percentage of Total Award Factor

Computation Period Ending                   Factor

         December 31, 1997                    75%

         December 31, 1998                    50%

         December 31, 1999                    25%

         Thereafter                            0%

                                SOUTHERN COMPANY

                          PRODUCTIVITY IMPROVEMENT PLAN

                                    EXHIBIT C


The Peer Group Companies are as follows:

Allegheny Power System
American Electric Power
Carolina Power & Light
Central & South West                       (4 utility subs will be combined*)
Central Louisiana Electric
Constellation Energy                       (previously BG&E & Potomac Electric)
Delmarva Power & Light
Duke Power
Entergy
Florida Power & Light                      (previously used FPL Group, Inc.)
Florida Power Corp.                        (previously used Florida Progress)
Kentucky Utilities Company                 (previously used KU Energy)
South Carolina Electric & Gas              (previously used SCANA)
Southern Company (Core only)
Tampa Electric                             (previously used TECO Energy)
Virginia Electric & Power                  (previously used Dominion Resources)



*Central Power & Light Co., Public Service Co. of Oklahoma, Southwestern Electric Power Co. and West Texas Utilities Co.